UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2013

(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York		13214-1883
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On December 31, 2013, Community Bank System, Inc. (the “Company”), the bank holding company for Community Bank, N.A., announced that it has sold its entire portfolio of bank and insurance trust preferred collateralized debt obligation (CDO) securities because of the uncertainties created by the announcement of the final rules implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly referred to as the “Volcker Rule,” which was released jointly by the Federal Reserve and a number of federal regulatory agencies on December 10, 2013.  The final rule requires banking entities to divest disallowed securities by July 21, 2015, unless, upon application, the Federal Reserve grants extensions to July 21, 2017.

In addition to the liquidation of the trust preferred CDOs, the Company extinguished $226.4 million of Federal Home Loan Bank term advances and sold $417.6 million of Treasury securities previously classified as “Held to Maturity.”  The impact of these actions was a pre-tax loss of approximately $6.9 million, or $0.12 per share, after-tax, which will be reflected in the Company’s fourth quarter 2013 results.  The $6.9 million pre-tax loss was comprised of $32.4 million of gains on the Treasury securities, $15.5 million of losses on the trust preferred CDOs, and a $23.8 million charge from the early debt extinguishment.  The Company also reinvested the net cash proceeds created from these transactions of approximately $246 million, into Treasury securities with similar durations to the assets sold in order to replace the net interest income impact of the security sales and debt extinguishment.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)   Exhibits

99.1           Press Release, dated December 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ Mark E. Tryniski
Name: Mark E. Tryniski
Title: Chief Executive Officer and President
Dated: December 31, 2013